UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 19, 2019

Verastem, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-35403	27-3269467
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

117 Kendrick Street, Suite 500, Needham, MA	02494
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (781) 292-4200

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.0001 par value per share	VSTM	The Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Chief Executive Officer Transition

On June 20, 2019, Verastem, Inc. (the “Company”) announced the appointment of Dan Paterson, age 57, as its President and Chief Operating Officer.  Mr. Paterson has served as the Company’s Chief Operating Officer since 2014, having joined the Company in 2012, and will also serve as the Company’s principal executive officer.  In connection with his appointment as the Company’s President, Mr. Paterson will receive an increase in his annual base salary to $460,000 and is eligible for an annual bonus target of 50% of his base salary.  On June 21, 2019 (the “Grant Date”), the Company also granted Mr. Paterson an option to purchase 250,000 shares of its common stock at an exercise price equal to $1.81, the closing price of the Company’s common stock as reported by the Nasdaq Global Market on the Grant Date.  The shares will vest at the rate of fifty percent (50%) on the one-year anniversary of the Grant Date and as to an additional 12.5% of the shares at the end of each successive three-month period following the first anniversary of the Grant Date.  These awards are subject to Mr. Paterson’s continuing service with the Company at the time of vesting.

On June 19, 2019, Robert Forrester resigned from his role as President and Chief Executive Officer of the Company.  Mr. Forrester subsequently resigned from his position as a member of the Company’s Board of Directors on June 21, 2019.  On June 25, 2019, the Company and Mr. Forrester entered into a Separation Agreement (the “Separation Agreement”) in connection with the termination of Mr. Forrester’s employment with the Company, which was effective as of June 21, 2019 (the “Separation Date”).  Pursuant to the Separation Agreement, Mr. Forrester will receive the following benefits:  (i) cash payment of his monthly base salary for 13 months, and (ii) payment of his monthly COBRA premiums until the earlier of the conclusion of 13 months following the Separation Date or the date that he becomes eligible to enroll in the health plan of a new employer.  Additionally, all unvested stock options granted by the Company to Mr. Forrester prior to the Separation Date, which are outstanding as of the Separation Date, and vest only based on the passage of time, by their terms, and which would have vested during the twenty-five (25) month period immediately following the Separation Date, shall, notwithstanding the terms of the stock or equity compensation plans and award agreements to which such stock options are subject, automatically become fully vested as of the date of the Separation Agreement.  Further, all other unvested stock options granted by the Company to Mr. Forrester prior to the Separation Date, the vesting of which are based on individual or Company performance, and that are outstanding as of the Separation Date shall, notwithstanding the terms of the stock or equity compensation plans and award agreements to which such stock options are subject, for the twenty-five (25) month period immediately following the Separation Date, remain outstanding and eligible to vest based on the achievement of the individual or Company performance metrics to which such awards are subject.  Additionally, pursuant to the terms of the Separation Agreement, all stock options that have vested as of or on July 21, 2021 shall, notwithstanding the terms of the stock or equity compensation plans and any applicable award agreements to which such stock options are subject, remain exercisable by Mr. Forrester through July 21, 2022.

The Company retained Mr. Forrester to serve in a continued advisory capacity for the Company from time to time as may be mutually agreed between the parties pursuant to a Consulting Agreement entered into between the parties on June 25, 2019 (the “Consulting Agreement”).  The term of the Consulting Agreement ends on July 21, 2022.

Upon Mr. Forrester’s resignation, the Board of Directors reduced the number of authorized directors from eight to seven.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

99.1	Press Release dated June 20, 2019 announcing leadership change.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Verastem, Inc.

Dated: June 25, 2019	By:	/s/ Sean C. Flynn
Sean C. Flynn
Vice President, General Counsel and Secretary